EXHIBIT 10.1

October ___, 2011

Greenhouse Holdings, Inc.
5171 Santa Fe Street
Suite J
San Diego, CA 92109
Attn: John Galt, Chief Executive Officer

Dear Mr. Galt:

This letter agreement (the “Letter Agreement”) constitutes an agreement between Greenhouse Holdings, Inc. (the “Company”) and Advanced Series Trust, solely on behalf of AST Academic Strategies Asset Allocation Portfolio (the “Lender”).  Reference is made to that certain Original Issue Discount Debenture due May 1, 2012 and issued February 18, 2011 (the “Original Debenture”) by the Company to the Lender and the Securities Purchase Agreement (“Purchase Agreement”) pursuant to which the Original Debenture was issued.  The Original Debenture was exchanged prior to the date hereof for debentures in the following denominations (i) $______________ original principal amount (the “First Debenture”); (ii) $______________ original principal amount (the “Second Debenture”); and (iii) $______________ original principal amount (the “Third Debenture” and collectively with the First Debenture and the Second Debenture, collectively, the “Debentures”)  In addition to the terms defined elsewhere in this Letter Agreement capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Purchase Agreement and the Debentures.

On the date hereof, in exchange for the First Debenture and the warrant to purchase Common Stock issued to the Lender pursuant to the Purchase Agreement (the “Original Warrant”), the Company shall issue to the Lender (i) such number of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), equal to the quotient of the original principal amount of the First Debenture divided by $0.30 (such number of shares of Common Stock resulting from such quotient is referred to herein as the “First Initial Shares”) and (ii) a warrant to purchase up to ______________ shares of Common Stock in the aggregate, in the form attached hereto as Exhibit A (the “Warrant” and the shares of Common Stock issuable upon exercise of the Warrant are referred to herein as the “Warrant Shares”); provided, however, if the sum of the daily VWAPs of the Common Stock for each of the 20 Trading Days immediately following the issuance of the First Initial Shares divided by 20 (such resulting price, the “First VWAP Average”) is less than $0.30, then, within 3 Trading Days after the end of such 20 Trading Day period, the Company shall issue to the Lender an additional number of shares of Common Stock (such number of shares of Common Stock resulting from such difference is referred to herein as the “First Make-Good Shares”) equal to the difference between (a) the original principal amount of the First Debenture divided by the First VWAP Average and (b) the First Initial Shares; provided, further, in implementation of the foregoing, to the extent (but only to the extent) that the issuance of any of the First Make-Good Shares would result in the Lender or any of its affiliates beneficially owning in excess of 4.9% (the “Maximum Percentage”) of the Common Stock, then the Company shall initially issue only such number of First Make-Good Shares that would result in neither the Lender nor any of the Lender’s affiliates beneficially owning no more than the Maximum Percentage of the Common Stock. After such initial issuance of First Make-Good Shares, and until all First Make-Good Shares have been issued to the Lender, from time to time the Company will issue such additional number of such unissued First Make-Good Shares so that neither the Lender nor any of the Lender’s affiliates will beneficially own no more than the Maximum Percentage of the Common Stock.

On December 1, 2011, in exchange for the Second Debenture , the Company shall issue to the Lender such number of shares of Common Stock equal to the quotient of the original principal amount of the Second Debenture divided by $0.30 (such number of shares of Common Stock resulting from such quotient is referred to herein as the “Second Initial Shares”); provided, however, if the sum of the daily VWAPs of the Common Stock for each of the 20 Trading Days immediately following the issuance of the Second Initial Shares divided by 20 (such resulting price, the “Second VWAP Average”) is less than $0.30, then, within 3 Trading Days after the end of such 20 Trading Day period, the Company shall issue to the Lender an additional number of shares of Common Stock (such number of shares of Common Stock resulting from such difference is referred to herein as the “Second Make-Good Shares” and together with the First Initial Shares, the First Make-Good Shares and the Second Initial Shares, collectively, the “Shares”)) equal to the difference between (a) the original principal amount of the Second Debenture divided by the Second VWAP Average and (b) the Second Initial Shares; provided, further,  in implementation of the foregoing, to the extent (but only to the extent) that the issuance of any of the Second Initial Shares or Second Make-Good Shares would result in the Lender or any of its affiliates beneficially owning in excess of the Maximum Percentage of the Common Stock, then the Company shall initially issue only such number of Second Initial Shares or Second Make-Good Shares, as applicable, that would result in neither the Lender nor any of the Lender’s affiliates beneficially owning no more than the Maximum Percentage of the Common Stock. After such initial issuance of Second Initial Shares and Second Make-Good Shares, and until all Second Initial Shares and Second Make-Good Shares have been issued to the Lender, from time to time the Company will issue such additional number of such unissued Second Initial Shares and Second Make-Good Shares so that neither the Lender nor any of the Lender’s affiliates will beneficially own no more than the Maximum Percentage of the Common Stock. The Shares, the Warrant and the Warrant Shares are collectively referred to herein as the “Securities.”

For the purposes of this Letter Agreement, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

The Company acknowledges and agrees that all the Shares shall be issued free and clear of any restrictive legend and the Company shall, immediately following each issuance of Shares contemplated by this Letter Agreement, deliver an instruction letter to the Company’s transfer agent to deliver electronically through the Depository Trust Company (“DTC”) to the DTC account of the Lender set forth on the signature page hereto a certificate evidencing the applicable Shares so issued.

The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Letter Agreement and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of this Letter Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or the Company’s stockholders in connection therewith.  This Letter Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

The Shares and the Warrant are duly authorized and, when issued in accordance with this Letter Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens, charges, security interests, encumbrances, rights of first refusal, preemptive rights or other restrictions imposed by the Company other than restrictions on transfer provided for in this Letter Agreement. Upon exercise in accordance with the Warrant, the Warrant Shares, when issued, will be validly issued, fully paid and non-assessable and free from all preemptive or similar rights, taxes, liens, charges and other encumbrances with respect to the issue thereof. The Company has reserved from its duly authorized capital stock a sufficient number of shares of Common Stock for issuance pursuant to this Letter Agreement and the Warrant.  The offer and issuance of the Securities is and will be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the exemption provided by Section 3(a)(9) thereof.  Pursuant to Rule 144 promulgated by the United States Securities and Exchange Commission pursuant to the Securities Act, as amended, and the rules and regulations promulgated thereunder as such Rule 144 may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule 144, the holding period of (i) the Shares and the Debentures tack back to February 18, 2011, which is the original issue date of the Original Debenture and (ii) the Warrant and the Warrant Shares (assuming cashless exercise of the Warrant) tack back to February 18, 2011, which is the original issue date of the Original Warrant.  The Company agrees not to take a position contrary to this paragraph.

Each exchange of the applicable Debenture and the Original Warrant (as applicable) into the applicable Shares and the Warrant (as applicable) shall be conditioned upon the following (unless waived by the Lender):

(i)           Solely with respect to the exchange of the First Debenture and the Original Warrant, Isaac Blech purchases from the Lender, for cash, the Third Debenture, on terms, conditions and agreements acceptable to the Lender and for a purchase price equal to the original principal amount of the Third Debenture so purchased, the closing of which shall occur prior to or simultaneously with such exchange of the First Debenture and the Original Warrant;

(ii)         There shall have been no Material Adverse Effect with respect to the Company since the date hereof;

(iii)         Trading in the Common Stock shall not have been suspended by the Commission or the Company’s principal Trading Market, and, at any time prior to the applicable exchange date, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any Trading Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of the Lender makes it impracticable or inadvisable to exchange the applicable Debentures and the Original Warrant (as the case may be) for the applicable Shares and the Warrant (as applicable);

(iv)        Each and every representation and warranty of the Company shall be true and correct as of the date when made and as of the applicable exchange date as though made at that time and the Company shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required to be performed, satisfied or complied with by the Company at or prior to such exchange date;

(v)         The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the issuance of the Securities, including without limitation, those required by the principal Trading Market; and

(vi)         No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by this Letter Agreement.

Upon receipt of all Shares issuable to Lender hereunder, the First Debenture and the Second Debenture shall be satisfied upon retirement of such Debenture by the Company.

The Lender hereby acknowledges that the issuance (i) of the Shares and the Warrant contemplated by this Letter Agreement and (ii) on the date hereof and on terms and conditions substantially similar to the terms and conditions of this Letter Agreement of shares of Common Stock and warrants to purchase Common Stock to holders of debentures that were issued pursuant to the Purchase Agreement, in each case, shall be deemed an “Exempt Issuance” as that term is defined in the Purchase Agreement and shall not, solely as a result of such issuances , cause an adjustment pursuant to Section 3(b) of the Warrant.

The Company hereby further agrees as follows:

(i)           Until the time that the Lender owns no, and the Company no longer has any obligation to issue any, Shares, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act even if the Company is not then subject to the reporting requirements of the Exchange Act;

(ii)          The Company shall, by 9:00 a.m. (New York City time) on the Trading Day immediately following the date hereof, file a Current Report on Form 8-K, including the form of this Letter Agreement as an exhibit thereto, with the Commission.   From and after the filing of such Current Report, the Company represents to the Lender that it shall have publicly disclosed all material, non-public information delivered (if any) to the Lender by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by this Letter Agreement.  The Company shall not issue any press release or otherwise make any public statement with respect to the transactions contemplated hereunder or the Lender without the prior consent of the Lender, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication; and

(iii)         Except with respect to the material terms and conditions of the transactions contemplated by this Letter Agreement, the Company covenants and agrees that neither it, nor any other Person acting on its behalf will provide the Lender or its agents or counsel with any information that the Company believes constitutes material non-public information.  The Company understands and confirms that the Lender will rely on the foregoing covenant in effecting transactions in securities of the Company.

Each and every reference to share prices, shares of Common Stock and any other numbers in this Agreement that relate to the Common Stock shall be automatically adjusted for stock dividends, stock splits, stock combinations and other similar transactions that occur with respect to the Common Stock after the date of this Letter Agreement.

Nothing contained in this Agreement or any other Transaction Document shall (or shall be deemed to) (i) have any effect on any agreements any Lender has entered into with, or any instruments any Lender has received from, the Company or any of its Subsidiaries prior to the date hereof with respect to any prior investment made by such Lender in the Company or (ii) waive, alter, modify or amend in any respect any obligations of the Company or any of its Subsidiaries, or any rights of or benefits to any Lender or any other Person, in any agreement entered into prior to the date hereof between or among the Company and/or any of its Subsidiaries and the Lender, or any instruments the Lender received from the Company and/or any of its Subsidiaries prior to the date hereof, and all such agreements and instruments shall continue in full force and effect.

This letter may be executed in multiple counterpart copies and delivered by facsimile transmission or by e-mail delivery of a “pdf” format data file.

[Signature Pages Follow]

In acknowledgment that the foregoing correctly sets forth the understanding reached by the Lender and the Company, please sign in the space provided below, whereupon this letter shall constitute a binding Letter Agreement as of the date indicated above

Very truly yours,

_____________________

By: _______________________________
Name:
Title:

First Initial Shares:
DTC Account:

AGREED AND ACCEPTED:

GREENHOUSE HOLDING, INC.

By:________________________
Name: John W. Galt
Title: Chief Executive Officer